Exhibit 99.1

On October 23, 2013, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $559.4 million today announced operating results for the quarter and nine month period ended September 30, 2013.

For the quarter ended September 30, 2013, the Corporation reported net income of $1,116,000, or $0.32 basic earnings per share compared to third quarter 2012 net income of $1,104,000 or $0.32 per share. Compared with the same period in 2012, third quarter net income increased $12,000 (1.1%) primarily due to a $500,000 decrease in provision for loan losses and a $109,000 decrease in non-interest expenses offset by a $410,000 decrease in net interest income, a $64,000 decrease in non-interest income and a $123,000 increase in the provision for income taxes.

Net income for the nine months ended September 30, 2013 totaled $3,561,000, or $1.03 basic earnings per share compared to $3,309,000 or $0.96 basic earnings per share for the same period in 2012. Compared with the same period in 2012, net income increased $252,000, or 7.6%. The increase for the nine month period ended September 30, 2013, as compared to the nine month period ended September 30, 2012, was primarily the result of a decrease in provision for loan losses of $500,000, a decrease in non-interest expenses of $926,000 and an increase in non-interest income of $206,000 offset by a decrease in net interest income of $1,145,000, and an increase in the provision for income taxes of $236,000.

A $300,000 negative provision for loan losses was made during the third quarter of 2013 compared to a $200,000 provision made in the third quarter of 2012. These provisions also represent the year to date amounts.  The decrease in the provision for loan losses resulted primarily from declining historic loss rates, which are used to calculate the reserve for the homogenous pool of loans, a decrease in risk rated loans and an overall decrease in the loan portfolio.  The negative provision during the third quarter of 2013 was also warranted as a result of an improving market value on collateral held against one impaired loan and an individual credit that had a specific reserve becoming pass rated during the third quarter.

For the quarter ended September 30, 2013, non-interest income was $892,000, compared to $955,000 for the third quarter of 2012, a $63,000 (6.6%) decrease.  For the nine months ended September 30, 2013, non-interest income was $3,318,000 compared to $3,113,000 for the same period of 2012, a $205,000 (6.6%) increase.

For the quarter ended September 30, 2013, non-interest expenses were $3,879,000, compared to $3,989,000 for the third quarter of 2012, a $110,000 (2.7%) decrease.  For the nine month period ended September 30, 2013, non-interest expenses totaled $11,271,000, compared to $12,197,000 for the comparable period of 2012, a decrease of $926,000 (7.6%).  The decrease in non-interest expenses for the nine month period ended September 30, 2013 was primarily attributable to a $305,000 decrease in salaries and benefits, a $226,000 decrease in other real estate owned expenses, a $299,000 decrease in FDIC premium expenses and a $152,000 decrease in data processing.

Total assets amounted to $559.4 million at September 30, 2013, compared to $572.4 million at December 31, 2012, a decrease of $13 million, or 2.3%.  The decrease in total assets was primarily the result of decreases in total cash and cash equivalents of $22.3 million (44.6%), gross loans of $5.1 million (1.7%), loans held for sale of $2.5 million (84.4%) and other real estate owned of $855,000 (54.5%) offset by an increase in available-for-sale securities of $14.8 million (8.4%), a decrease in the allowance for loan losses of $2.2 million (31.3%) and an increase in other assets of $432,000 (10.9%).  Deposits during this same period decreased $10.4 million, or 2.2%.

Shareholders’ equity decreased from $64.2 million at December 31, 2012 to $63.3 million at September 30, 2013, a decrease of $896,000, or 1.4%.  This decrease was the result of a $4 million decrease in unrealized securities losses, net of tax, net income of $3,561,000, dividends paid of $517,000, and the issuance of 746 treasury shares under the Corporation’s Employee Stock Purchase Plan of $14,000.  The decrease in unrealized securities gains during the nine month period ended September 30, 2013, was the result of customary and expected changes in the bond market. Net unrealized gains and losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2012 Form 10-K.